Exhibit 10.18

Corporate Headquarters

Intel Corporation

2200 Mission College Blvd

Santa Clara, CA, 95054-1549

(408) 765-8080

January 13, 2016

***** *****

Dear Michael:

Hello and congratulations! I am thrilled to invite you to join a talented team at McAfee, currently Intel Security, and to offer you a full time exempt position as described below. Intel Security anticipates transitioning to a stand-alone company, McAfee, LLC, in accordance with the transaction agreement entered into between Intel and TPG, currently anticipated to close in April 2017 (the “Closing”).

Section I of this offer letter addresses certain terms and conditions of employment with Intel prior to the Closing (the “Transition Period”). When the Transition Period ends, you will no longer receive compensation and benefits from Intel.

As of and following the Closing, you will become employed by McAfee, LLC or an affiliate (“McAfee”) according to certain terms and conditions of employment in Section II of this offer letter. While we expect the Closing to occur, in the unlikely event that it does not, except to the extent described under the heading “Severance”, you will not be eligible for the compensation and benefits described in Section II.

I. TRANSITION PERIOD (Intel Employment)

This first section describes the terms and conditions of your employment with Intel during the Transition Period.

During the Transition Period, you will be employed in a full-time, exempt position EVP, Intel Security Chief Financial Officer and will be reporting to me in Intel’s Intel Security Group organization. Your work location will be the Santa Clara, CA Office. Your agreed upon start date will be February 6, 2017.

Base Salary. Your annual base salary will be $475,000.

Annual Bonus. With respect to each of Intel’s fiscal years during the Transition Period and subject to the achievement of any applicable performance goals to be established by Intel, you shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to 100% of your base salary (the “Target Bonus”), subject to your continued employment with Intel through the date of payment of the annual bonus and the terms of the applicable annual bonus plan (except as described below). In the event that the Closing occurs, any unpaid amounts that are payable by Intel pursuant to this paragraph shall not be payable and you shall instead by paid an annual bonus on the same basis as other senior executives employees of McAfee, but pro-rated to reflect your hire date with Intel.

Hiring Bonus. You will receive a bonus in the first pay cycle following your hire in the amount of $1,000,000.

Quarterly Profit Bonus. You will be eligible for quarterly bonuses under the Intel Quarterly Profit Bonus (QPB) plan, subject to the terms of the QPB Plan.

Comprehensive Benefits. You will be eligible for Intel’s medical, dental, vision, short-term and long term disability and life insurance programs. In addition, you will be eligible to participate in Intel’s 401(k) Plan. You will also be eligible for pro-rated time off under Intel’s exempt vacation policy, about 3 weeks per year, and standard company holidays. Of course, each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Learn more right now about these and other outstanding benefits at http://www.intel.com/jobs/offer.

Because the Transition Period is anticipated to end in April 2017, during the Transition Period you will not be eligible to participate in certain other Intel benefit programs such as Intel’s stock programs (other than Intel’s employee stock purchase plan), and you will not be eligible for a discretionary Intel retirement contribution to your Intel 401(k).

Mandatory Requirements

We have to verify your eligibility to work at Intel before your start date. For example, your offer of employment is conditioned upon your satisfactory completion of a background investigation, as well as your meeting all requirements of the position offered to you. Similarly, because Intel works in technology areas that are subject to export controls by the United States government, we must obtain authorization from the Bureau of Industry and Security and the U.S. Department of Commerce before employing citizens from certain controlled countries. So, if you are a resident of a country that is subject to export controls, your offer of employment is conditioned upon Intel’s timely acquisition of an export license on your behalf. Moreover if you are a foreign national requiring sponsorship to obtain the indefinite right to work in the U.S., you must meet Intel’s sponsorship guideline by filling a position for which Intel experiences a shortage of qualified and available U.S. workers and meeting the requirements for obtaining a work visa and permanent residence. We reserve the right to withdraw your offer of employment if we are unable to secure such a license in a timely manner or if you fail to meet the conditions described in this paragraph.

Additional requirements, if any, for the anticipated transition to McAfee will be communicated in the coming months.

An Equal Opportunity Employer Intel Corporation

While Intel is an equal opportunity employer that hires thousands of people from all over the globe, the Immigration and Nationality Act requires all new Intel employees to provide documentation of their legal right to work in the United States as a condition of employment. To help you breeze through this requirement, we have provided a “List of Acceptable Employment Verification Documents” at www.intel.com/jobs/offer. All you must do is bring these documents with you to New Employee Orientation on your first day in order to complete the hiring process. It’s that easy.

“At Will” Employment

You should be aware that your employment at Intel during the Transition Period (and following the Closing, with McAfee) is “at will,” which means that both Intel (and, following the Closing, McAfee) and you have the right to end your employment at any time, with or without advance notice, and with or without cause. In addition, your employment with Intel during the Transition Period is contingent on you signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers) and to follow our Employment Guidelines and Code of Conduct. You can review a copy of the Employment Agreement at www.intel.com/jobs/offer and selecting “Employment Forms.”

II. AS OF CLOSING (McAfee employment)

You will no longer receive compensation and benefits from Intel when the Transition Period ends. Effective as of the Closing, you will be employed by McAfee in the full-time, exempt position EVP & Chief Financial Officer reporting to me, your work location will be Santa Clara, CA Office and you will receive the compensation and benefits described in this Section II.

Base Salary. Your annual base salary will continue to be $475,000, subject to any increases that occur before the Closing.

Total Incentive Target. You will be eligible for the following incentive bonus programs with a total annual target of 100% of your base salary, or an annual target of $475,000 based on the base salary listed above.

•

Annual Incentive Program. All of your total annual bonus target is anticipated to be paid out annually for the prior year based on McAfee’s financial performance, as well as (in certain cases) achievement of specified operational and/or individual goals, subject to your continued employment with McAfee through the date of payment of the annual bonus and the terms of the applicable annual bonus plan, unless otherwise described below. The attached Profile contains an estimate of your annual performance bonus payout for 2017.

•

Long-term incentive pool. The parent holding company (“Parent”) of McAfee, LLC plans to establish a long-term incentive pool effective as of the Closing to allow key employees, such as you, to share in future increases in value of the company. As a reflection of your future achievements and contributions, your long-term incentive awards will consist of profits interests. Profits interests are a form of partnership interest in McAfee. Through your equity grant, you will share in the appreciation in the value (if any) of McAfee from the date of grant, which is expected to be the Closing. One-half of your grant will be subject to time-based vesting and the remainder will be subject to performance-based vesting. The grant will be subject to the terms and conditions of the LLC Agreement, a long-term incentive plan and the award agreement. For an illustration of your long-term incentive award, please see Addendum A. During the period beginning with the Closing and ending on June 30, 2019, you also shall be eligible for a change in control bonus as described on Addendum A.

Looking ahead: Your compensation, including your base pay, cash incentive target and long-term incentive grant, will be reviewed through McAfee’s annual performance review process. McAfee anticipates providing a comprehensive benefits package for eligible employees that will include a 401(k) Plan, medical, dental, vision, short-term and long term disability and life insurance programs.

Your employment with McAfee after the Closing is contingent on (i) your completion of additional documents relating to employment with McAfee, including documents related to McAfee’s code of conduct, confidentiality and trade secret protection, certain post-employment restrictions, right to work in the U.S. and export license controls, (ii) the Closing and (iii) your continued service with Intel through the Closing; provided, however, that in the event of a conflict between such post-employment restrictions and the terms of the restrictive covenants set forth in Addendum C, the terms of Addendum C will control.

* * * * *

Please note that your acceptance of this offer of employment is an acceptance of employment with Intel up until the Closing and, subject to the Closing, with McAfee as of and following the Closing. If the Closing does not occur, the terms and conditions described in Section II with respect to employment with McAfee will not apply, and Intel will be under no obligation or liability with respect to the potential future compensation and benefits described above in Section II.

Severance. If the Closing does not occur prior to the one-year anniversary of the commencement of your employment, if you are terminated without “Cause” or you resign for “Good Reason”, in each case prior to the Closing, you will be eligible to receive a severance amount equal to (i) one (1) year of your base salary in effect prior to your termination plus 100% of your Target Bonus, plus (ii) a payment equal to the employer contribution rate in effect for similarly situated active employees for you and your eligible dependents to continue healthcare coverage under COBRA for one (1) year, plus (iii) solely if such termination is by Intel without “Cause” and occurs prior to the date of payment of any annual bonus relating to a prior fiscal year for which you were employed on the last day, or during the fourth quarter of any fiscal year, you will be eligible to receive an annual bonus in respect of such fiscal year, based on actual performance for the applicable performance year and in accordance with the terms of the applicable annual bonus plan, prorated based on the number of days during which you were employed by Intel during the fiscal year (the “Severance Amount”). In exchange for the foregoing severance benefits, you will sign a release in the form consistent with the form attached as Addendum B hereto and the release must become fully effective within 60 days of the termination of your employment. The Severance Amount will be paid as salary continuation in accordance with Intel’s regular payroll schedule, with the first installment being due on the first regular payroll date that follows the date on which the release is fully effective and including all amounts having accrued prior to such date.

In the event you are terminated without “Cause” or you resign for “Good Reason”, in each case after Closing, you will be eligible to receive the Severance Amount set forth in the preceding paragraph (except that references to Intel and the applicable annual bonus plan shall be construed as references to McAfee and its annual bonus plan, as applicable), in exchange for your compliance with the restrictive covenants that apply to you and are attached hereto as Addendum C, and your signing of a release in the form consistent with the form attached as Addendum B hereto and the release becoming fully effective within 60 days of the termination of your employment. Such Severance Amount will be paid as salary continuation in accordance with McAfee’s regular payroll schedule, with the first installment being due on the first regular payroll date that follows the date on which the release is fully effective and including all amounts having accrued prior to such date.

“Cause” means your (i) conviction of an act of material fraud or dishonesty against McAfee or any of its affiliates; (ii) intentional refusal or willful failure to carry out the lawful and reasonable instructions of McAfee’s board of managers; (iii) commission of a felony or a misdemeanor crime involving moral turpitude, (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct or gross negligence in connection with the performance of your duties; (v) material breach of any provision of this agreement or any other employment or restrictive covenant agreement with McAfee or material violation of any material written policy or written code of conduct of McAfee or any of its affiliates that has been made available to you; (vi) breach of fiduciary duty to McAfee or any of its affiliates; (vii) failure to cooperate with McAfee or its affiliates in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (vii) breach of duty of loyalty to McAfee or any of its affiliates. Notwithstanding anything herein to the contrary, during the pre-Closing period references to “McAfee” will be deemed to refer solely to “Intel” and references to “McAfee or any of its affiliates” (or similar formulations) will be deemed to refer solely to “Intel or any of its affiliates”.

“Good Reason” means in each case, without your consent: (i) a material breach of this agreement or McAfee or any of its affiliates, (ii) a material diminution of your duties, responsibilities or status, (iii) material reduction by McAfee or any of its affiliates in your base salary or your target annual bonus opportunity, (iv) the relocation of your principal place of business by more than fifty (50) miles or (v) McAfee’s failure to assume the obligations set forth in this letter agreement described as obligations of McAfee. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition you believe constitutes Good Reason you provide McAfee with a written notice (a “Good Reason Notice”) that specifically explains the basis for your belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of McAfee’s receipt of the Good Reason Notice, McAfee fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after McAfee’s receipt of the Good Reason Notice, and (z) you actually terminates your employment within sixty (60) days after McAfee’s receipt of the Good Reason Notice. Notwithstanding anything herein to the contrary, during the pre-Closing period references to “McAfee” will be deemed to refer solely to “Intel” and references to “McAfee or any of its affiliates” (or similar formulations) will be deemed to refer solely to “Intel or any of its affiliates”.

If any portion of your severance qualifies as “deferred compensation” subject to Section 409A of the Internal Revenue Code (along with the regulations thereunder, “Section 409A”) and the release could become effective in either of two taxable years, notwithstanding anything to the contrary herein the first installment of the severance will be paid on the first payroll date in the later taxable year. Each payment of severance and benefits will be treated as a “separate payment” for purposes of Section 409A and references to termination of employment will be construed to require a separation from service as defined in Section 409A (after giving effect to the presumptions set forth therein). In the event that your COBRA subsidy is determined to result in any additional tax or penalty to you, McAfee or any of its affiliates under Section 105(h) of the Internal Revenue Code or the non-discrimination provisions of the Patient Protection and Affordable Care Act, as amended, the parties agree to cooperate in good faith to restructure such benefit to avoid or minimize such issues.

During the term of your employment, (i) with the prior written consent of your employer, you may serve on the board of directors of a for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations, and (ii) you may perform charitable and other activities, and manage your personal investments; provided, however, that in the case of either (i) or (ii) such activities do not interfere with the performance of your duties hereunder and are not in conflict or competitive with, or adverse to, the interests of McAfee and its affiliates. You shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with McAfee and its affiliates.

During the term of your employment and thereafter, Intel and McAfee agree that each will indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that they indemnify and/or provides such insurance coverage to their most senior executive officers.

No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing, and signed by each of the parties hereto.

Not later than thirty (30) business days following the date of this Agreement, Intel shall pay or reimburse you for any and all reasonable attorneys’ fees and related costs paid in connection with your negotiation and execution of this Agreement, up to a maximum of $10,000.

AND FINALLY, we intend this offer letter to capture completely all the terms of your employment offer Please note that, your acceptance of this offer of employment is an acceptance of employment with Intel up until the Closing and with McAfee as of and following the Closing.

Intel Security has an amazing opportunity ahead of it—one that will position the business as one of the largest pure-play cybersecurity companies in the world. As a new company, McAfee will have a bold vision to achieve. We cannot achieve this vision without talented people like you.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

Christopher Young

SVP and GM, Intel Security

Accepted and Agreed:

/s/ Michael Berry	January 31, 2017
Michael Berry	Date

ADDENDUM B

Form of Release

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the offer letter between me and [Intel entity name] (the “Company”)1 (the “Offer Letter”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, McAfee, LLC (“McAfee”) and their current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination or the Offer Letter or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Offer Letter as set forth on Schedule I2, (e) my rights following the date hereof with respect to any equity interests I hold in any parent entity of McAfee or any of its affiliates or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s benefit plans.

In signing this Release, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

[1]

This release would be updated after closing to reflect the McAfee employer entity. Regardless of whether a qualifying termination occurred prior to the Closing or on or after the Closing, claims against both Intel and McAfee (and their respective affiliates) will be released, and this release would be updated accordingly to reflect that approach at the time of termination.

[2]	Schedule to reflect severance owed at termination.

B-1

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Release Claim or Released Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]3 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [Chief Executive Officer]4 of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: _____________________________________

Name: ________________________________________

Date Signed: ___________________________________

[3]	To be determined by the Company at the time of separation.
[4]	Appropriate person to be determined at time of termination.

B-2

ADDENDUM C

Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of [•] by and between [McAfee LLC]5 (the “Company”) on its own behalf and on behalf of its Affiliates (defined below), as may exist from time to time, and Michael Berry (“Participant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have their respective meanings set forth in Participant’s employment agreement or award agreement.

1.

Mutual Agreement. Participant acknowledges the importance to the Company and its Affiliates of protecting their Confidential Information and other legitimate business interests, including the valuable trade secrets and good will that they have developed or acquired. In consideration of Participant’s Employment, Participant’s Award and other good and valuable consideration, the receipt and sufficiency of which Participant hereby acknowledges, Participant agrees that the following restrictions on Participant’s activities during and after Employment are reasonable and necessary to protect the legitimate interests of the Company.

2.	Confidentiality.

2.1.

Participant agrees that all Confidential Information which Participant creates or to which Participant has access as a result of Participant’s Employment and other associations with the Company or any of its Affiliates is and will remain the sole and exclusive property of the Company and its Affiliates. Participant agrees that, except as required for the proper performance of Participant’s regular duties for the Company, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, Participant will never, directly or indirectly, use or disclose any Confidential Information. Participant understands and agrees that this restriction will continue to apply after the termination of Participant’s Employment for any reason. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Participant may be held liable if Participant unlawfully access trade secrets by unauthorized means.

2.2.

Participant agrees that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Participant, will be the sole and exclusive property of the Company. Participant agrees to safeguard all Documents and to surrender to the Company, at the time Participant’s Employment terminates or at such earlier time or times as an authorized officer of the Company may specify, all Documents then in Participant’s possession or control. Participant also agrees to disclose to the Company, at the time Participant’s Employment

[5]	To reflect employer entity.

terminates or at such earlier time or times as an authorized officer of the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Participant has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

3.

Assignment of Intellectual Property Rights. Participant agrees to promptly and fully disclose all Intellectual Property to the Company. Participant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Participant’s full right, title and interest in and to all Intellectual Property. Participant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Participant will not charge the Company for time spent in complying with these obligations. All copyrightable works that Participant creates during Employment with the Company will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

4.	Restricted Activities.

While Participant is employed by the Company and, solely to the extent such act or activity involves the use of the Company’s or its Affiliates’ trade secrets and other Confidential Information (as defined in Participant’s employment agreement) during the twelve (12) month period immediately following the date of termination of Participant’s Employment (the “Restricted Period”), , Participant agrees to not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in the Business in any geographic area in which the Company or any of its Affiliates engage in the Business or are actively planning to engage in the Business during Participant’s Employment or, with respect to the portion of the Restricted Period that follows termination of Participant’s Employment, at the time of such termination (the “Restricted Area”), or undertake any planning to do any of the foregoing anywhere in the Restricted Area. Specifically, but without limiting the foregoing, Participant agrees not to work or provide services, in any capacity, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in the Business; provided, however, notwithstanding the foregoing, that for purposes of this Agreement, Participant may engage in (i) owning, directly or indirectly, solely as an investment, up to five percent (5%) of any class of securities of any company (whether public or private) that is competitive or substantially similar to the Business; (ii) owning a passive equity interest in a private debt or equity investment fund in which Participant does not have the ability to control or exercise any managerial influence over such fund; (iii) any activity consented to in advance in writing by the Company, or (iv) rendering services in any capacity to a separate business unit of an entity that is engaged in the Business, as long as such business unit is not engaged in the Business and Participant does not render any services to, and has no participation in, the Business.

4.1.

During the Restricted Period, Participant agrees to not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with any of them; or (b) seek to persuade any customer, such vendor, supplier or other business partner or any prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner conducts, or such prospective customer, vendor, supplier or other business partner could conduct, with the Company or any of its Affiliates; provided, however, that these restrictions will apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the six (6)-month period immediately preceding the activity restricted by this Section 4.1 or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such six (6)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if Participant has performed work for such Person during Participant’s Employment or been introduced to, or otherwise had contact with, such Person as a result of Participant’s Employment or other associations with the Company or any of its Affiliates or has had access to Confidential Information which would assist in Participant’s solicitation of such Person.

4.2.

During the Restricted Period, Participant agrees to not, and to not assist any other Person to, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with any of them. For purposes of this Agreement, (i) an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 4.2 and (ii) an “independent contractor” means only a natural person independent contractor or an entity independent contractor controlled by a natural person providing services to the Company or any of its Affiliates. Notwithstanding the foregoing, for purposes of this Agreement, (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of independent contractors of the Company; (ii) the hiring or solicitation of any Person whose services with the Company were terminated by the Company; or (iii) the hiring or solicitation of any Person who is a present or former employee, consultant, or exclusive independent contractor of the Company, if such Person has initiated contact with Participant, shall not be deemed to be a breach of this Section 4.2.

5.

Nondisparagement. Subject to the third to last sentence of Section 2.1 of this Agreement, Participant agrees that he or she will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that Participant will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or could harm the interests or reputation of the Company or any of its Affiliates.

6.

Enforcement of Covenants. In signing this Agreement, Participant gives the Company assurance that Participant has carefully read and considered all of the restraints hereunder, has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and has signed this Agreement knowingly and voluntarily. Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and are reasonable in respect to subject matter, length of time and geographic area. Participant further agrees that, were Participant to breach any of the covenants contained herein, the damage to the Company and its Affiliates would be irreparable. Participant therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Participant of any such covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in Section 4 above, Participant agrees that the Restricted Period will be tolled, and will not run, during the period of any breach by Participant of such covenants. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Participant agrees that each of the Company’s Affiliates will have the right to enforce Participant’s obligations to that Affiliate under this Agreement. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of Participant’s Employment or other relationship with the Company or any of its Affiliates, will operate to excuse Participant from the performance of Participant’s obligations under this Agreement.

7.	Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” has the meaning set forth in the Plan.

“Business” means (i) the business of providing security solutions related to computers, mobile devices, and networks, internet security products and services and/or (ii) any other business that the Company or any of its Affiliates is engaged in or is actively planning to be engaged in, during Participant’s Employment or, with respect to the portion of the Restricted Period that follows termination of Participant’s Employment, at the time of such termination.

“Confidential Information” means any and all information of the Company or any Affiliate of the Company which is not generally known by the public, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company or any Affiliate of the Company, unless and to the extent that any such information (i) becomes generally known to and available for use by the public other than as a result of Participant’s acts or omissions, or (ii) was properly known to Participant, without restriction, prior to disclosure by the Company.

“Intellectual Property” means inventions, discoveries, developments, improvements, methods, processes, procedures, plans, projects, systems, techniques, strategies, information, compositions, works, concepts and ideas, or modifications or derivatives of any of the foregoing (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by Participant (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Participant’s Employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by Participant for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property does not include any Invention that qualifies fully under the provisions of California Labor Code Section 2870, the current terms of which are set forth here:

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

8.

Compliance with Other Agreements and Obligations. Participant represents and warrants that Participant’s Employment with the Company and the execution and performance of this Agreement will not breach or be in conflict with any other agreement to which Participant is a party or is bound, and that Participant is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of Participant’s obligations hereunder or Participant’s duties and responsibilities to the Company. Participant will not disclose to or use on behalf of the Company or an Affiliate, or induce the Company or any of its Affiliates to possess or use, any confidential or proprietary information of any previous employer or other third party without that party’s consent.

9.

Entire Agreement; Severability; Modification. This Agreement sets forth the entire agreement between Participant and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates and shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on Participant with respect to confidentiality, non-competition, non-solicitation of employees, independent contractors or like obligations. The provisions of this Agreement are severable. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by Participant and an expressly authorized officer of the Company. Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions.

10.

Assignment. The Company may assign its rights and obligations under this Agreement without Participant’s consent to any of its Affiliates or to any Person with whom the Company will hereafter effect a reorganization, consolidation or merger, or to whom the Company will hereafter transfer all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon Participant and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11.

At-Will Employment. Participant acknowledges that this Agreement is not meant to constitute a contract of employment for a specific duration or term, and that Participant’s employment with the Company is at-will. The Company and Participant will each retain the right to terminate Participant’s employment at any time, with or without notice or cause.

12.

Choice of Law. This is a California contract and will be governed by and construed in accordance with the laws of the state of California, without regard to any conflict of laws principles that could result in the application of the laws of another jurisdiction. Participant agrees to submit to the exclusive jurisdiction of the courts of and in the state of California in connection with any dispute arising out of this Agreement.

Intending to be legally bound hereby, the parties have signed this Agreement as of the day and year written above.

Company:	[MCAFEE LLC]

By:
Name:
Title:

Participant:
Name: Michael Berry